Exhibit 99

Humana Reports Fourth Quarter and Full Year 2012 Financial Results; Reaffirms 2013 Financial Guidance

  4Q12 EPS of $1.19; FY12 EPS of $7.47, both above management’s expectations
  FY13 EPS guidance of $7.60 to $7.80 reaffirmed
  FY12 consolidated revenues grew 6 percent to over $39 billion
  FY12 cash flows from operations of $1.9 billion

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 4, 2013--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2012 (4Q12) of $1.19, compared to $1.20 per share for the quarter ended December 31, 2011 (4Q11). Results for 4Q12 were relatively unchanged versus those for 4Q11, but exceeded management’s previous expectations.

For the year ended December 31, 2012 (FY12) the company reported $7.47 in EPS compared to $8.46 for the year ended December 31, 2011 (FY11), which was higher than management’s previous expectations for FY12 EPS in the range of $7.25 to $7.35. FY12 consolidated results included $0.48 per share of benefit from favorable prior period medical claims reserve development compared to $0.77 per share in FY11.

The company continues to anticipate EPS for the year ending December 31, 2013 (FY13) in the range of $7.60 to $7.80 as improving operating results and modest accretion from the Metropolitan Health Networks, Inc. (Metropolitan) acquisition that closed in late FY12 are expected to be generally offset by slightly higher flu-related medical costs than previously anticipated, as well as additional interest expense associated with the company’s recent senior notes offering.

“The progress we made building our clinical capabilities in 2012 positions us strongly for success in 2014 and beyond,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “For 2013, we will continue to enhance our integrated care delivery model, which we believe represents the future of health care delivery, as we forecast another year of growth in revenues, earnings and Medicare membership.”

Consolidated Highlights

Revenues – 4Q12 consolidated revenues were $9.56 billion, an increase of 6 percent from $9.06 billion in 4Q11, with total premiums and services revenue up 5 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership, partially offset by the company’s new South Region TRICARE contract being accounted for as self-funded versus fully-insured for the previous contract. The new contract became effective on April 1, 2012.

FY12 consolidated revenues increased 6 percent to $39.13 billion from $36.83 billion in FY11 with total premiums and services revenue also up 6 percent compared to the prior year period, as a result of similar segment-level changes as those affecting the fourth quarter year-over-year change.

Benefits expense – The 4Q12 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.7 percent increased by 190 basis points from 81.8 percent for the prior year’s quarter due primarily to a 360 basis point increase in the Retail Segment benefit ratio, as discussed more fully below.

The consolidated benefit ratio for FY12 of 83.7 percent increased by 160 basis points from the FY11 consolidated benefit ratio of 82.1 percent also primarily due to a 290 basis point increase in the benefit ratio for the Retail Segment.

Operating expenses – The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 17.5 percent for 4Q12 declined from 17.7 percent in 4Q11 primarily due to substantial reductions in this operating metric for the Retail and Employer Group Segments nearly offset by the impact of the accounting for the company’s new South Region TRICARE contract in the company’s Other Businesses.

The FY12 consolidated operating cost ratio of 15.1 percent increased 30 basis points from 14.8 percent for FY11 primarily due to the impact of the new South Region TRICARE contract discussed above, partially offset by lower year-over-year operating cost ratios for the Retail and Employer Group Segments.

Strategic transaction update – On December 21, 2012, Humana completed its previously disclosed acquisition of Metropolitan, a Medical Services Organization that coordinates medical care for Medicare Advantage and Medicaid beneficiaries, primarily in Florida.

Retail Segment Highlights

Pretax results:

  Retail Segment pretax income of $256 million in 4Q12 compares to $326 million in 4Q11, a decline of $70 million. This decrease was primarily due to a higher benefit ratio, partially offset by a lower operating cost ratio.
  For FY12, pretax earnings for the Retail Segment of $1.16 billion decreased by $425 million from FY11 pretax earnings of $1.59 billion. The full-year decrease reflects the same factors impacting the fourth quarter year-over-year comparison. FY12 Retail Segment pretax results included $110 million of benefit from favorable prior period medical claims reserve development compared to $147 million in FY11.

Enrollment:

  Individual Medicare Advantage membership was 1,927,600 at December 31, 2012, an increase of 287,300 members, or 18 percent from 1,640,300 at December 31, 2011, primarily due to a successful enrollment season associated with the 2012 plan year as well as age-in enrollment throughout the year.
  Effective March 31, 2012, the company added approximately 62,600 members from the acquisition of Arcadian Management Services, Inc. (Arcadian). As previously announced, the company divested approximately 12,600 members acquired with Arcadian effective January 1, 2013 in accordance with the company’s previously disclosed agreement with the United States Department of Justice.
  January 2013 individual Medicare Advantage membership approximated 2,011,000, up approximately 83,400 from December 31, 2012, reflecting net membership additions in line with the company’s expectations for the recently completed 2013 Annual Election Period (AEP) for Medicare beneficiaries and the Arcadian-related membership divestitures discussed above.
  Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) was 2,985,600 at December 31, 2012, up 445,200, or 18 percent compared to 2,540,400 at December 31, 2011. These increases resulted primarily from higher gross sales primarily during the 2012 enrollment season, particularly for the company’s innovative Humana-Walmart plan offering, supplemented by dual-eligible and age-in enrollments throughout the year.
  January 2013 individual stand-alone PDP membership grew to approximately 3,113,000, an increase of approximately 127,400 from December 31, 2012, in line with the company’s expectations for net additions during the AEP.
  HumanaOne® medical membership increased to 444,000 at December 31, 2012, an increase of 10,400, or 2 percent, from 433,600 at December 31, 2011.
  Membership in individual specialty products(a) of 948,700 at December 31, 2012 increased 21 percent from 782,500 at December 31, 2011, driven primarily by increased membership in dental offerings.

Premiums and services revenue:

  4Q12 premiums and services revenue for the Retail Segment was $6.11 billion, an increase of 15 percent from $5.31 billion in 4Q11. The increase was primarily the result of 19 percent higher average individual Medicare Advantage membership year over year.

Benefits expense:

  The 4Q12 benefit ratio for the Retail Segment was 82.6 percent, an increase of 360 basis points from 79.0 percent in 4Q11. The year-over-year increase was primarily due to a higher Medicare Advantage benefit ratio associated with new members and increased outpatient utilization for both new and existing members.

Operating costs:

  The Retail Segment’s operating cost ratio of 13.1 percent in 4Q12 decreased 160 basis points from 14.7 percent in 4Q11. The decrease was primarily the result of cost efficiencies resulting from higher average membership together with the company’s continued focus on operating cost efficiencies.

Employer Group Segment Highlights

Pretax results:

  Employer Group Segment pretax loss of $25 million in 4Q12 compares to a pretax loss of $51 million in 4Q11, and reflects an improved operating cost ratio partially offset by a year-over-year increase in the benefit ratio for this segment.
  For FY12, pretax earnings for the Employer Group Segment of $253 million increased by $11 million versus FY11 pretax earnings of $242 million with the same factors impacting fourth quarter results also driving the year-over-year increase.

Enrollment:

  Group Medicare Advantage membership was 398,500 at December 31, 2012, an increase of 80,300 members, or 25 percent, from 318,200 at December 31, 2011 primarily due to the addition of a large retiree account during FY12.
  Group fully-insured commercial medical membership increased to 1,211,800 at December 31, 2012, an increase of 31,600, or 3 percent, from 1,180,200 at December 31, 2011. This increase primarily reflected small group business membership gains partially offset by lower membership in large group accounts. Approximately 59 percent of group fully-insured commercial medical membership was in small group accounts at December 31, 2012 versus 56 percent at December 31, 2011.
  Group administrative services only (ASO) commercial medical membership declined to 1,237,700 at December 31, 2012, a decrease of 54,600, or 4 percent, from 1,292,300 at December 31, 2011. This decline reflected a continuation of discipline in pricing services for self-funded accounts amid a highly competitive environment.
  Membership in Employer Group specialty products(a) increased to 7,136,200 at December 31, 2012, an increase of 603,600, or 9 percent, from 6,532,600 at December 31, 2011. This increase primarily resulted from increased cross-sales of the company’s specialty products to its medical membership and growth in stand-alone specialty product sales.

Premiums and services revenue:

  4Q12 premiums and services revenue for the Employer Group Segment were $2.63 billion, up approximately 14 percent from $2.30 billion in 4Q11 primarily reflecting the impacts of higher average group Medicare Advantage and commercial fully-insured membership.

Benefits expense:

  4Q12 benefit ratio for the Employer Group Segment was 87.1 percent, an increase of 70 basis points from 86.4 percent for 4Q11. The year-over-year increase in the benefit ratio primarily reflected a higher percentage of members in group Medicare Advantage plans (which carry a higher benefit ratio than commercial fully-insured group accounts).

Operating costs:

  The Employer Group Segment’s operating cost ratio was 16.7 percent in 4Q12, a decline of 210 basis points from 18.8 percent in 4Q11, primarily reflecting a higher percentage of members in group Medicare Advantage plans (which carry a lower operating cost ratio than commercial fully-insured group accounts) as well as cost savings associated with operating cost reduction initiatives.

Health and Well-Being Services Segment Highlights

Pretax results:

  Health and Well-Being Services Segment pretax income of $75 million in 4Q12 declined $10 million from $85 million in 4Q11 primarily due to transaction costs associated with the closings of the Metropolitan and MCCI Holdings, LLC (MCCI) strategic transactions announced in November 2012.
  For FY12, pretax earnings for the Health and Well-Being Services Segment of $486 million increased by $133 million from FY11 pretax earnings of $353 million, primarily from higher earnings in the company’s RightSource® mail order operations.

Revenues:

  Revenues of $3.26 billion in 4Q12 for the Health and Well-Being Services Segment increased 13 percent from $2.90 billion in 4Q11. This increase was primarily due to growth in the company’s pharmacy solutions business.

Operating costs:

  The Health and Well-Being Services Segment’s operating cost ratio of 96.8 percent in 4Q12 increased by 50 basis points from 96.3 percent in 4Q11, primarily due to costs associated with the 4Q12 closings of the previously announced Metropolitan and MCCI strategic transactions.

Other Businesses Highlights

Pretax results:

  Other Businesses incurred a pretax loss of $31 million in 4Q12 versus pretax income of $1 million in 4Q11, primarily due to a reserve strengthening for the company’s closed block of long-term-care business in 4Q12
  For FY12, a pretax loss for Other Businesses of $19 million compares to pretax income of $84 million in FY11. This year-over-year decline primarily reflected the combined effect of approximately $46 million in benefits expense related to the settlement of previously disclosed litigation involving Humana Military Healthcare Services, Inc., the 4Q12 adjustments to long-term-care reserves described above and the change in profitability under the new South Region TRICARE contract described below.
  On April 1, 2012, the company’s new South Region TRICARE contract became effective with the Department of Defense (DoD). The company’s new contract is structured similar to self-funded products versus a fully-insured structure for the company’s previous South Region TRICARE contract with the DoD. This change resulted in significant volatility in year-over-year comparisons for the company’s Other Businesses.

Balance Sheet

  At December 31, 2012, the company had cash, cash equivalents, and investment securities of $11.15 billion, up approximately $320 million from $10.83 billion at December 31, 2011 reflecting higher balances associated with increased revenues for FY12 versus FY11.
  In early December 2012, the company announced it had completed its public offering of $1 billion of senior notes. A substantial portion of the proceeds from that debt offering was used to complete the Metropolitan transaction, including the retirement of Metropolitan’s indebtedness and for related transaction fees and expenses, all in late December 2012.

  Parent company cash and short-term investments of $346 million at December 31, 2012 decreased $176 million from $522 million at September 30, 2012, primarily reflecting strategic transaction activity and cash dividends to stockholders during 4Q12 partially offset by the net proceeds from the issuance of debt. Cash and short-term investments at the parent decreased $148 million year over year from $494 million held at the parent at December 31, 2011 as increased dividends from subsidiaries and net proceeds from the issuance of debt during 4Q12 were more than offset by strategic transaction activity, share repurchases and cash dividends to stockholders.
  Days in claims payable of 48.5 at December 31, 2012 decreased 3.1 days from 51.6 days at September 30, 2012 primarily due to a decline in processed and unprocessed claims on hand as well as certain provider capitation payment settlements during 4Q12.
  Debt-to-total capitalization at December 31, 2012 was 22.8 percent, up 710 basis points from 15.7 percent at September 30, 2012, and up 570 basis points from 17.1 percent at December 31, 2011 primarily driven by the 4Q12 issuance of senior notes described above.

Cash Flows from Operations

Cash flows provided by operations for 4Q12 were $205 million compared to cash flows used in operations of $1.80 billion in 4Q11. The company also evaluates operating cash flows on a non-GAAP basis:

Net cash from operating activities (in millions)	4Q12 Cash Flows	4Q11 Cash Flows
GAAP	$205	($1,797)
Timing of premium payment from CMS (b)	-	1,796
Non-GAAP (c)	$205	($1)

The year-over-year increase in the non-GAAP cash flows from operations is due primarily to the effect on cash flows of changes in working capital accounts.

FY12 cash flows from operations of $1.92 billion compared to $2.08 billion for FY11, primarily due to lower net income year over year.

Share Repurchase Program

  During FY12, under the company’s current share repurchase authorization and a previously approved share repurchase authorization, the company executed share repurchases of approximately $460 million, or approximately 6,252,900 of its outstanding shares, at an average price of $73.66 per share.
  As of February 4, 2013, approximately $640 million of the $1 billion April 2012 share repurchase authorization remained, with an expiration date of June 30, 2014.

Footnotes

(a) The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(b) Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment on the last business day of the previous month. Consequently, 4Q11 cash flows included two monthly Medicare payments compared to three monthly Medicare payments during 4Q12.

(c) The Company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in payment patterns and medical cost trends.
  If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives (given the concentration of the company’s revenues in the Medicare business), the company’s business may be materially adversely affected.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.
  Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses.
  Humana is involved in various legal actions and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.
  As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs.
  Recently enacted health insurance reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company's medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products (and particularly how the ratio may apply to Medicare plans, including aggregation, credibility thresholds, and its possible application to prescription drug plans), lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax and other assessments; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible federal premium tax and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

  Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.
  Any failure to manage operating costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
  Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2011;
  Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 (as amended by the Form 10-Q/A filed on December 4, 2012);
  Form 8-Ks filed during 2012 and 2013.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information

Humana Inc. – Earnings Guidance Points as of February 4, 2013

(in accordance with Generally Accepted	For the year ending December 31, 2013	Comments
Accounting Principles)
Diluted earnings per common share (EPS)
Full Year	$7.60 to $7.80	FY13 includes approximately $0.30 per share in
investment spending
First Quarter	$1.75 to $1.85
Revenues
Consolidated	$41.0 billion to $41.5 billion	Includes expected investment income in the range
of $365 million to $385 million for 2013
Retail Segment	$26.25 billion to $26.75 billion	Segment-level revenues include intersegment
Employer Group Segment	$11.0 billion to $11.5 billion	amounts that eliminate in consolidation
Health and Well-Being Services
Segment	$15.0 billion to $15.5 billion
Other Businesses	$1.8 billion to $2.1 billion
Ending medical membership versus prior
year end
Retail Segment	Up 100,000 to 120,000	Includes the January 1, 2013 disposition of
Medicare Advantage		12,600 Medicare Advantage members acquired in
the March 2012 Arcadian transaction in
accordance with the company’s previously
disclosed agreement with the United States
Department of Justice.

Medicare stand-alone PDPs	Up 135,000 to 175,000
HumanaOne	Down approximately 50,000
Medicare Supplement	Up 15,000 to 25,000
Employer Group Segment
Medicare Advantage	Up approximately 20,000
Commercial Fully-Insured	Flat to up 5,000
Commercial ASO	Down 25,000 to 45,000
Benefit ratios		Benefits expense as a percent of premiums
Retail Segment	84.5% to 85.0%
Employer Group Segment	85.0% to 86.0%
Operating cost ratios		Operating costs as a percent of total revenues
excluding investment income
Consolidated	15.0% to 15.5%
Health and Well-Being Services
Segment	95.5% to 96.0%
Consolidated depreciation and amortization		Certain D&A is included in benefits expense on
Income statement	$330 million to $350 million	the income statement but shown as a non-cash
Cash flows statement	$415 million to $435 million	item on the cash flows statement
Consolidated interest expense	$140 million to $145 million
Detailed pretax results		Segment-level pretax results and margins include
the impact of net investment income
Retail Segment	$1.29 billion to $1.33 billion;
approximately 5% pretax margin
Employer Group Segment	$105 million to $155 million;
1.0% to 1.2% pretax margin
Health and Well-Being Services
Segment	$500 million to $550 million;
3.0% to 3.5% pretax margin
Effective Tax Rate	Approximately 37%
Diluted shares	Approximately 161.5 million	Projections exclude the impact of future share
repurchases
Cash flows from operations	$1.8 billion to $2.0 billion
Capital expenditures	$425 million to $450 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q12 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
4Q12 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	FY Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-14	Health and Well-Being Services Segment Metrics
S-15	Membership Detail
S-16-17	Premiums and Services Revenue Detail
S-18	Medicare Summary
S-19	Investments
S-20-22	Benefits Payable Detail and Statistics
S-23	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In millions, except per common share results

	Three Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change
Revenues:
Premiums	$8,980	$8,638	$342	4.0%
Services	475	325	150	46.2%
Investment income	102	93	9	9.7%
Total revenues	9,557	9,056	501	5.5%
Operating expenses:
Benefits	7,516	7,062	454	6.4%
Operating costs	1,655	1,585	70	4.4%
Depreciation and amortization	77	69	8	11.6%
Total operating expenses	9,248	8,716	532	6.1%
Income from operations	309	340	(31)	-9.1%
Interest expense	27	27	0	0.0%
Income before income taxes	282	313	(31)	-9.9%
Provision for income taxes	90	114	(24)	-21.1%
Net income	$192	$199	$(7)	-3.5%

Basic earnings per common share	$1.21	$1.22	$(0.01)	-0.8%
Diluted earnings per common share	$1.19	$1.20	$(0.01)	-0.8%

Shares used in computing basic earnings per common share (000's)	158,764	163,238
Shares used in computing diluted earnings per common share (000's)	160,682	165,632

S-3

Humana Inc.
Consolidated Statements of Income
In millions, except per common share results

	Twelve Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change
Revenues:
Premiums	$ 37,009	$ 35,106	$ 1,903	5.4%
Services	1,726	1,360	366	26.9%
Investment income	391	366	25	6.8%
Total revenues	39,126	36,832	2,294	6.2%
Operating expenses:
Benefits	30,985	28,823	2,162	7.5%
Operating costs	5,830	5,395	435	8.1%
Depreciation and amortization	295	270	25	9.3%
Total operating expenses	37,110	34,488	2,622	7.6%
Income from operations	2,016	2,344	(328)	-14.0%
Interest expense	105	109	(4)	-3.7%
Income before income taxes	1,911	2,235	(324)	-14.5%
Provision for income taxes	689	816	(127)	-15.6%
Net income	$ 1,222	$ 1,419	$ (197)	-13.9%

Basic earnings per common share	$ 7.56	$ 8.58	$ (1.02)	-11.9%
Diluted earnings per common share	$ 7.47	$ 8.46	$ (0.99)	-11.7%

Shares used in computing basic earnings per common share (000's)	161,484	165,413
Shares used in computing diluted earnings per common share (000's)	163,457	167,827

S-4

Humana Inc.
4Q12 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$5,184	$1,005	$-	$-	$-	$6,189
Medicare stand-alone PDP	620	2	-	63	-	685
Total Medicare	5,804	1,007	-	63	-	6,874
Fully-insured	255	1,251	-	-	-	1,506
Specialty	46	277	-	-	-	323
Military services	-	-	-	11	-	11
Medicaid and other (A)	-	-	-	266	-	266
Total premiums	6,105	2,535	-	340	-	8,980
Services revenue:
Provider	-	-	271	-	-	271
ASO and other (B)	7	92	-	100	-	199
Pharmacy	-	-	5	-	-	5
Total services revenue	7	92	276	100	-	475
Total revenues - external customers	6,112	2,627	276	440	-	9,455

Intersegment revenues
Services	-	4	2,423	-	(2,427)	-
Products	-	-	565	-	(565)	-
Total intersegment revenues	-	4	2,988	-	(2,992)	-
Investment income	21	11	-	15	55	102
Total revenues	6,133	2,642	3,264	455	(2,937)	9,557

Operating expenses:
Benefits	5,042	2,208	-	354	(88)	7,516
Operating costs	800	439	3,161	128	(2,873)	1,655
Depreciation and amortization	35	20	28	4	(10)	77
Total operating expenses	5,877	2,667	3,189	486	(2,971)	9,248
Income (loss) from operations	256	(25)	75	(31)	34	309
Interest expense	-	-	-	-	27	27
Income (loss) before income taxes	$256	$(25)	$75	$(31)	$7	$282

Benefit ratio	82.6%	87.1%		104.1%		83.7%
Operating cost ratio (C)	13.1%	16.7%	96.8%	29.1%		17.5%

S-5

Humana Inc.
4Q11 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$4,454	$789	$-	$-	$-	$5,243
Medicare stand-alone PDP	580	2	-	57	-	639
Total Medicare	5,034	791	-	57	-	5,882
Fully-insured	233	1,181	-	-	-	1,414
Specialty	35	237	-	-	-	272
Military services	-	-	-	814	-	814
Medicaid and other (A)	-	-	-	256	-	256
Total premiums	5,302	2,209	-	1,127	-	8,638
Services revenue:
Provider	-	-	222	-	-	222
ASO and other (B)	4	87	-	9	-	100
Pharmacy	-	-	3	-	-	3
Total services revenue	4	87	225	9	-	325
Total revenues - external customers	5,306	2,296	225	1,136	-	8,963

Intersegment revenues
Services	-	4	2,185	-	(2,189)	-
Products	-	-	490	-	(490)	-
Total intersegment revenues	-	4	2,675	-	(2,679)	-
Investment income	19	12	-	14	48	93
Total revenues	5,325	2,312	2,900	1,150	(2,631)	9,056

Operating expenses:
Benefits	4,190	1,909	-	1,036	(73)	7,062
Operating costs	779	433	2,794	110	(2,531)	1,585
Depreciation and amortization	30	21	21	3	(6)	69
Total operating expenses	4,999	2,363	2,815	1,149	(2,610)	8,716
Income (loss) from operations	326	(51)	85	1	(21)	340
Interest expense	-	-	-	-	27	27
Income (loss) before income taxes	$326	$(51)	$85	$1	$(48)	$313

Benefit ratio	79.0%	86.4%		91.9%		81.8%
Operating cost ratio (C)	14.7%	18.8%	96.3%	9.7%		17.7%

S-6

Humana Inc.
FY 12 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$20,788	$4,064	$-	$-	$-	$24,852
Medicare stand-alone PDP	2,587	8	-	266	-	2,861
Total Medicare	23,375	4,072	-	266	-	27,713
Fully-insured	1,004	4,996	-	-	-	6,000
Specialty	171	1,070	-	-	-	1,241
Military services	-	-	-	1,017	-	1,017
Medicaid and other (A)	-	-	-	1,038	-	1,038
Total premiums	24,550	10,138	-	2,321	-	37,009
Services revenue:
Provider	-	-	1,020	-	-	1,020
ASO and other (B)	24	358	-	308	-	690
Pharmacy	-	-	16	-	-	16
Total services revenue	24	358	1,036	308	-	1,726
Total revenues - external customers	24,574	10,496	1,036	2,629	-	38,735

Intersegment revenues
Services	2	15	9,610	-	(9,627)	-
Products	-	-	2,342	-	(2,342)	-
Total intersegment revenues	2	15	11,952	-	(11,969)	-
Investment income	79	42	-	58	212	391
Total revenues	24,655	10,553	12,988	2,687	(11,757)	39,126

Operating expenses:
Benefits	20,651	8,524	-	2,198	(388)	30,985
Operating costs	2,711	1,696	12,407	492	(11,476)	5,830
Depreciation and amortization	131	80	95	16	(27)	295
Total operating expenses	23,493	10,300	12,502	2,706	(11,891)	37,110
Income (loss) from operations	1,162	253	486	(19)	134	2,016
Interest expense	-	-	-	-	105	105
Income (loss) before income taxes	$1,162	$253	$486	$(19)	$29	$1,911

Benefit ratio	84.1%	84.1%		94.7%		83.7%
Operating cost ratio (C)	11.0%	16.1%	95.5%	18.7%		15.1%

S-7

Humana Inc.
FY 11 Segment Financial Information
In millions
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$18,100	$3,152	$-	$-	$-	$21,252
Medicare stand-alone PDP	2,317	8	-	253	-	2,578
Total Medicare	20,417	3,160	-	253	-	23,830
Fully-insured	861	4,782	-	-	-	5,643
Specialty	124	935	-	-	-	1,059
Military services	-	-	-	3,616	-	3,616
Medicaid and other (A)	-	-	-	958	-	958
Total premiums	21,402	8,877	-	4,827	-	35,106
Services revenue:
Provider	-	-	892	-	-	892
ASO and other (B)	16	356	-	85	-	457
Pharmacy	-	-	11	-	-	11
Total services revenue	16	356	903	85	-	1,360
Total revenues - external customers	21,418	9,233	903	4,912	-	36,466

Intersegment revenues
Services	-	14	8,510	-	(8,524)	-
Products	-	-	1,820	-	(1,820)	-
Total intersegment revenues	-	14	10,330	-	(10,344)	-
Investment income	76	48	-	54	188	366
Total revenues	21,494	9,295	11,233	4,966	(10,156)	36,832

Operating expenses:
Benefits	17,383	7,318	-	4,411	(289)	28,823
Operating costs	2,405	1,650	10,798	461	(9,919)	5,395
Depreciation and amortization	119	85	82	10	(26)	270
Total operating expenses	19,907	9,053	10,880	4,882	(10,234)	34,488
Income from operations	1,587	242	353	84	78	2,344
Interest expense	-	-	-	-	109	109
Income (loss) before income taxes	$1,587	$242	$353	$84	$(31)	$2,235

Benefit ratio	81.2%	82.4%		91.4%		82.1%
Operating cost ratio (C)	11.2%	17.8%	96.1%	9.4%		14.8%

S-8

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts
	December 31,	December 31,	YOY Change
	2012	2011	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,306	$1,377
Investment securities	8,001	7,743
Receivables, net	733	1,034
Other	1,670	1,027
Total current assets	11,710	11,181	$529	4.7%

Property and equipment, net	1,098	912
Long-term investment securities	1,846	1,710
Goodwill	3,640	2,740
Other	1,685	1,165
Total assets	19,979	17,708	$2,271	12.8%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	3,779	3,754
Trade accounts payable and accrued expenses	2,042	1,783
Book overdraft	324	306
Unearned revenues	230	213
Total current liabilities	6,375	6,056	$319	5.3%

Long-term debt	2,611	1,659
Future policy benefits payable	1,858	1,663
Other long-term liabilities	288	267
Total liabilities	11,132	9,645	$1,487	15.4%

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 194,470,820 issued at December 31, 2012	32	32
Capital in excess of par value	2,101	1,938
Retained earnings	7,881	6,825
Accumulated other comprehensive income	386	303
Treasury stock, at cost, 36,138,955 shares at December 31, 2012	(1,553)	(1,035)
Total stockholders' equity	8,847	8,063	$784	9.7%
Total liabilities and stockholders' equity	$19,979	$17,708	$2,271	12.8%

Debt-to-total capitalization ratio	22.8%	17.1%

S-9

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
	Three Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change
Cash flows from operating activities
Net income	$192	$199
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	100	78
Net realized capital gains	(13)	(4)
Stock-based compensation	14	14
(Benefit from) provision for deferred income taxes	(74)	10
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(84)	2
Other assets	(17)	22
Benefits payable	(172)	(143)
Other liabilities	179	(198)
Unearned revenues	52	(1,794)
Other	28	17
Net cash provided by (used in) operating activities	205	(1,797)	$2,002	111.4%

Cash flows from investing activities
Acquisitions, net of cash acquired	(947)	(212)
Purchases of property and equipment	(106)	(120)
Purchases of investment securities	(1,055)	(1,011)
Proceeds from maturities of investment securities	386	494
Proceeds from sales of investment securities	510	634
Net cash used in investing activities	(1,212)	(215)	($997)	-463.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(50)	(603)
Proceeds from issuance of senior notes, net	990	-
Change in book overdraft	47	7
Common stock repurchases	(5)	-
Excess tax benefit from stock-based compensation	1	3
Dividends paid	(41)	(41)
Proceeds from stock option exercises and other	8	4
Net cash provided by (used in) financing activities	950	(630)	$1,580	250.8%

Decrease in cash and cash equivalents	(57)	(2,642)
Cash and cash equivalents at beginning of period	1,363	4,019

Cash and cash equivalents at end of period	$1,306	$1,377

S-10

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
	Twelve Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change
Cash flows from operating activities
Net income	$1,222	$1,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	338	303
Net realized capital gains	(33)	(11)
Stock-based compensation	82	67
(Benefit from) provision for deferred income taxes	(80)	22
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	352	(75)
Other assets	(253)	(183)
Benefits payable	(41)	256
Other liabilities	300	194
Unearned revenues	(43)	26
Other	79	61
Net cash provided by operating activities	1,923	2,079	($156)	-7.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(1,235)	(226)
Purchases of property and equipment	(410)	(336)
Purchases of investment securities	(3,221)	(3,678)
Proceeds from maturities of investment securities	1,497	1,623
Proceeds from sales of investment securities	1,404	1,259
Net cash used in investing activities	(1,965)	(1,358)	($607)	-44.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(397)	(378)
Repayment of long-term debt	(36)	-
Proceeds from issuance of senior notes, net	990	-
Change in book overdraft	18	(103)
Common stock repurchases	(518)	(541)
Excess tax benefit from stock-based compensation	22	15
Dividends paid	(165)	(82)
Proceeds from stock option exercises and other	57	72
Net cash provided by (used) in financing activities	(29)	(1,017)	$988	97.1%

Decrease in cash and cash equivalents	(71)	(296)
Cash and cash equivalents at beginning of period	1,377	1,673

Cash and cash equivalents at end of period	$1,306	$1,377

S-11

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in millions

	Three Months Ended December 31,				Twelve Months Ended December 31,

				Percentage				Percentage
	2012	2011	Difference	Change	2012	2011	Difference	Change
Benefit ratio
Retail	82.6%	79.0%	3.6%		84.1%	81.2%	2.9%
Employer Group	87.1%	86.4%	0.7%		84.1%	82.4%	1.7%
Other Businesses	104.1%	91.9%	12.2%		94.7%	91.4%	3.3%
Consolidated	83.7%	81.8%	1.9%		83.7%	82.1%	1.6%

Operating cost ratio (C)
Retail	13.1%	14.7%	-1.6%		11.0%	11.2%	-0.2%
Employer Group	16.7%	18.8%	-2.1%		16.1%	17.8%	-1.7%
Health and Well-Being Services	96.8%	96.3%	0.5%		95.5%	96.1%	-0.6%
Other Businesses	29.1%	9.7%	19.4%		18.7%	9.4%	9.3%
Consolidated	17.5%	17.7%	-0.2%		15.1%	14.8%	0.3%

Detail of pretax income (loss)
Retail	$256	$326	($70)	-21.5%	$1,162	$1,587	($425)	-26.8%
Employer Group	($25)	($51)	$26	51.0%	$253	$242	$11	4.5%
Health and Well-Being Services	$75	$85	($10)	-11.8%	$486	$353	$133	37.7%
Other Businesses	($31)	$1	($32)	-3200.0%	($19)	$84	($103)	-122.6%
Consolidated	$282	$313	($31)	-9.9%	$1,911	$2,235	($324)	-14.5%

S-12

Humana Inc.
Health and Well-Being Services Segment Metrics

	Year Ended December 31,

	2012	2011	Difference
Primary Care Providers:
Risk
Owned / JV	2,500	900	1,600	177.8%
Contracted	2,900	2,900	-	0.0%
Path-to-Risk	18,200	12,000	6,200	51.7%
Other	84,900	76,400	8,500	11.1%
Total	108,500	92,200	16,300	17.7%

Care Management Clinicians:
Employed	3,300	2,300	1,000	43.5%
Contracted	3,400	1,500	1,900	126.7%
Total	6,700	3,800	2,900	76.3%

Care Management Statistics:
Percentage of members with complex chronic conditions in Humana Chronic Care Program	52.0%	46.0%	6.0%

Percentage of high-risk discharges reviewed by Humana Transitions Program	21.6%	N/A	N/A

S-13

Humana Inc.
Health and Well-Being Services Segment Metrics (Continued)
Script volume in thousands

	Three Months Ended December 31,				Year Ended December 31,

	2012	2011	Difference		2012	2011	Difference

Pharmacy:
Generic Dispense Rate
Retail	85.9%	81.8%	4.1%		84.5%	80.9%	3.6%
Employer Group	78.1%	71.8%	6.3%		76.3%	71.0%	5.3%
Total	85.0%	80.6%	4.4%		83.6%	79.7%	3.9%

Mail-Order Penetration
Retail	22.2%	22.0%	0.2%		23.0%	20.9%	2.1%
Employer Group	14.6%	15.3%	-0.7%		15.3%	15.5%	-0.2%
Total	21.3%	21.2%	0.1%		22.2%	20.2%	2.0%

				Percentage				Percentage
			Difference	Change			Difference	Change
Script volume
Retail	54,100	46,500	7,600	16.3%	211,600	181,300	30,300	16.7%
Employer Group	7,200	6,300	900	14.3%	26,600	25,000	1,600	6.4%
Total	61,300	52,800	8,500	16.1%	238,200	206,300	31,900	15.5%

S-14

Humana Inc.
Membership Detail
In thousands
	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	December 31, 2012	4Q12	December 31, 2011	Amount	Percent	September 30, 2012	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	1,927.6	1,921.8	1,640.3	287.3	17.5%	1,911.8	15.8	0.8%
Medicare stand-alone PDPs	2,985.6	2,973.5	2,540.4	445.2	17.5%	2,947.2	38.4	1.3%
Individual commercial	444.0	443.9	433.6	10.4	2.4%	443.4	0.6	0.1%
Medicare Supplement	77.4	76.6	59.6	17.8	29.9%	75.2	2.2	2.9%
Total Retail	5,434.6	5,415.8	4,673.9	760.7	16.3%	5,377.6	57.0	1.1%

Employer Group
Medicare Advantage	370.8	370.0	290.6	80.2	27.6%	367.9	2.9	0.8%
Medicare Advantage ASO	27.7	27.7	27.6	0.1	0.4%	27.8	(0.1)	-0.4%
Medicare stand-alone PDPs	4.4	4.4	4.2	0.2	4.8%	4.4	-	0.0%
Fully-insured medical commercial	1,211.8	1,209.5	1,180.2	31.6	2.7%	1,204.5	7.3	0.6%
ASO commercial	1,237.7	1,235.0	1,292.3	(54.6)	-4.2%	1,231.1	6.6	0.5%
Total Employer Group	2,852.4	2,846.6	2,794.9	57.5	2.1%	2,835.7	16.7	0.6%

Other Businesses
Military Services	3,123.9	3,127.7	3,028.1	95.8	3.2%	3,124.6	(0.7)	0.0%
Medicaid and other	610.8	610.0	614.2	(3.4)	-0.6%	607.1	3.7	0.6%
LI-NET (D)	67.1	70.6	73.5	(6.4)	-8.7%	73.9	(6.8)	-9.2%
Total Other Businesses	3,801.8	3,808.3	3,715.8	86.0	2.3%	3,805.6	(3.8)	-0.1%

Total Medical Membership	12,088.8	12,070.7	11,184.6	904.2	8.1%	12,018.9	69.9	0.6%

Specialty Membership:
Retail
Dental - fully-insured	691.5	692.7	579.6	111.9	19.3%	685.3	6.2	0.9%
Vision	118.7	117.9	83.8	34.9	41.6%	113.8	4.9	4.3%
Other supplemental benefits (E)	138.5	139.4	119.1	19.4	16.3%	141.7	(3.2)	-2.3%
Total Retail	948.7	950.0	782.5	166.2	21.2%	940.8	7.9	0.8%

Employer Group
Dental - fully-insured	2,446.4	2,441.8	2,283.9	162.5	7.1%	2,431.0	15.4	0.6%
Dental - ASO	868.3	866.5	869.9	(1.6)	-0.2%	863.1	5.2	0.6%
Vision	2,525.0	2,523.0	2,329.6	195.4	8.4%	2,515.5	9.5	0.4%
Other supplemental benefits (E)	1,296.5	1,295.3	1,049.2	247.3	23.6%	1,279.0	17.5	1.4%
Total Employer Group	7,136.2	7,126.6	6,532.6	603.6	9.2%	7,088.6	47.6	0.7%

Total Specialty Membership	8,084.9	8,076.6	7,315.1	769.8	10.5%	8,029.4	55.5	0.7%

S-15

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

					Per Member per Month (F)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change	2012	2011

Premiums and Services Revenue
Retail:
Medicare Advantage	$5,184	$4,454	$730	16.4%	$899	$916
Medicare stand-alone PDPs	620	580	40	6.9%	70	77
Individual commercial	216	205	11	5.4%	162	159
Medicare Supplemental	39	28	11	39.3%	170	160
Specialty	46	35	11	31.4%	16	15
ASO & other services (B)	7	4	3	75.0%
Total Retail	6,112	5,306	806	15.2%

Employer Group:
Medicare Advantage	1,005	789	216	27.4%	905	907
Medicare stand-alone PDPs	2	2	-	0.0%
Fully-insured medical commercial	1,251	1,181	70	5.9%	345	334
Specialty	277	237	40	16.9%	15	14
ASO & other services (B)	96	91	5	5.5%
Total Employer Group	2,631	2,300	331	14.4%

Health and Well-Being Services:
Pharmacy solutions	2,832	2,550	282	11.1%
Provider services	297	268	29	10.8%
Home care services	67	29	38	131.0%
Integrated wellness services	68	53	15	28.3%
Total Health and Well-Being Services	3,264	2,900	364	12.6%

Other Businesses:
Military services (G)	97	821	(724)	-88.2%
LI-NET (D)	63	57	6	10.5%	297	257
Medicaid and other (H)	280	258	22	8.5%	145	138
Total Other Businesses	$440	$1,136	$(696)	-61.3%

S-16

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

					Per Member per Month (F)
	Twelve Months Ended December 31,				Twelve Months Ended December 31,
			Dollar	Percentage
	2012	2011	Change	Change	2012	2011

Premiums and Services Revenue
Retail:
Medicare Advantage	$20,788	$18,100	$2,688	14.9%	$917	$939
Medicare stand-alone PDPs	2,587	2,317	270	11.7%	74	80
Individual commercial	861	757	104	13.7%	162	156
Medicare Supplemental	143	104	39	37.5%	166	161
Specialty	171	124	47	37.9%	16	15
ASO & other services (B)	26	16	10	62.5%
Total Retail	24,576	21,418	3,158	14.7%

Employer Group:
Medicare Advantage	4,064	3,152	912	28.9%	932	923
Medicare stand-alone PDPs	8	8	-	0.0%
Fully-insured medical commercial	4,996	4,782	214	4.5%	348	338
Specialty	1,070	935	135	14.4%	15	14
ASO & other services (B)	373	370	3	0.8%
Total Employer Group	10,511	9,247	1,264	13.7%

Health and Well-Being Services:
Pharmacy solutions	11,368	9,897	1,471	14.9%
Provider services	1,181	1,065	116	10.9%
Home care services	207	84	123	146.4%
Integrated wellness services	232	187	45	24.1%
Total Health and Well-Being Services	12,988	11,233	1,755	15.6%

Other Businesses:
Military services (G)	1,288	3,690	(2,402)	-65.1%
LI-NET (D)	266	253	13	5.1%	304	247
Medicaid and other (H)	1,075	969	106	10.9%	143	129
Total Other Businesses	$2,629	$4,912	$(2,283)	-46.5%

S-17

Humana Inc.
Medicare Summary
Premiums in millions
Membership in thousands
					Per Member per Month (F)
	Three Months Ended December 31,		Year-over-year Change		Three Months Ended December 31,
	2012	2011	Amount	Percent	2012	2011
Premiums
Medicare Advantage	$6,189	$5,243	$946	18.0%	$900	$914
Medicare stand-alone PDPs	685	639	46	7.2%	75	2
Total Medicare	$6,874	$5,882	$992	16.9%

					Per Member per Month (F)
	Twelve Months Ended December 31,		Year-over-year Change		Twelve Months Ended December 31,
	2012	2011	Amount	Percent	2012	2011
Premiums
Medicare Advantage	$24,852	$21,252	$3,600	16.9%	$919	$937
Medicare stand-alone PDPs	2,861	2,578	283	11.0%	80	86
Total Medicare	$27,713	$23,830	$3,883	16.3%

	Ending	Ending	Year-over-year Change
	December 31, 2012	December 31, 2011	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,298.4	1,930.9	367.5	19.0%
Medicare stand-alone PDPs	3,057.1	2,618.1	439.0	16.8%
Total Medicare	5,355.5	4,549.0	806.5	17.7%

			Member Mix
	Ending	Ending	December 31	December 31
Retail Segment Detail	December 31, 2012	December 31, 2011	2012	2011
Medicare Advantage Membership
HMO	935.8	715.3	48.5%	43.6%
PPO	991.8	925.0	51.5%	56.4%
Total Individual Medicare	1,927.6	1,640.3	100.0%	100.0%

Medicare Advantage Membership
Risk	511.7	429.1	26.5%	26.1%
Path-to-Risk	363.9	199.4	18.9%	12.2%
Other	1,052.0	1,011.8	54.6%	61.7%
Total Individual Medicare	1,927.6	1,640.3	100.0%	99.9%

S-18

Humana Inc.	Fair value
Investments
Dollars in millions
	12/31/2012	9/30/2012	12/31/2011
Investment Portfolio:
Cash & cash equivalents	$1,306	$1,363	$1,377
Investment securities	8,001	8,058	7,743
Long-term investments	1,846	1,837	1,710
Total investment portfolio	$11,153	$11,258	$10,830

Duration (I)	4.02	3.89	3.94
Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,306	$1,363	$1,377
U.S. Government and agency obligations
U.S. Treasury and agency obligations	618	563	725
U.S. Government residential mortgage-backed	1,569	1,908	1,751
U.S. Government commercial mortgage-backed	34	34	33
Total U.S. Government and agency obligations	2,221	2,505	2,509
Tax-exempt municipal securities
Pre-refunded	311	286	332
Insured	627	618	634
Other	2,120	1,961	1,874
Auction rate securities	13	13	16
Total tax-exempt municipal securities	3,071	2,878	2,856
Residential mortgage-backed
Prime residential mortgages	32	34	41
Alt-A residential mortgages	1	1	2
Sub-prime residential mortgages	1	1	1
Total residential mortgage-backed	34	36	44
Commercial mortgage-backed	659	658	381
Asset-backed securities	68	37	83
Corporate securities
Financial services	864	853	692
Other	2,930	2,928	2,888
Total corporate securities	3,794	3,781	3,580
Total investment portfolio	$11,153	$11,258	$10,830

S-19

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	December 31,	September 30,	December 31,
	2012	2012	2011
Detail of benefits payable
IBNR and other benefits payable (J)	$3,158	$3,097	$2,759
Unprocessed claim inventories (K)	302	380	280
Processed claim inventories (L)	230	339	209
Payable to pharmacy benefit administrator (M)	85	127	167
Benefits payable, excluding military services	3,775	3,943	3,415

Military services benefits payable (N)	4	15	339
Total Benefits Payable	$3,779	$3,958	$3,754

	Twelve Months Ended	Nine Months Ended	Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Year-to-date changes in benefits payable,
excluding military services (O)

Balances at January 1	$3,415	$3,415	$3,214

Acquisitions	66	73	29

Incurred related to:
Current year	30,198	22,708	25,834
Prior years (P)	(257)	(235)	(372)
Total incurred	29,941	22,473	25,462

Paid related to:
Current year	(26,738)	(19,193)	(22,742)
Prior years	(2,909)	(2,825)	(2,548)
Total paid	(29,647)	(22,018)	(25,290)

Balances at end of period	$3,775	$3,943	$3,415

	Twelve Months Ended	Nine Months Ended	Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$29,941	$22,473	$25,462
Military services benefit expense	908	908	3,247
Future policy benefit expense (Q)	136	88	114
Consolidated Benefit Expense	$30,985	$23,469	$28,823

S-20

Humana Inc.
Benefits Payable Statistics (R)

Receipt Cycle Time (S)
	2012	2011	Change	Percentage Change
1st Quarter Average	13.0	13.8	(0.8)	-5.8%
2nd Quarter Average	13.7	13.8	(0.1)	-0.7%
3rd Quarter Average	13.0	13.6	(0.6)	-4.4%
4th Quarter Average	12.8	14.0	(1.2)	-8.6%
Full Year Average	13.1	13.8	(0.7)	-5.1%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
12/31/2010	$374	981	5.0
3/31/2011	$482	1,197	6.0
6/30/2011	$410	1,093	5.1
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1

S-21

Humana Inc.
Benefits Payable Statistics (Continued) (R)

Days in Claims Payable (T)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2010	53.5	(1.9)	-3.4%
3/31/2011	55.5	1.3	2.4%
6/30/2011	56.0	(1.0)	-1.8%
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%

Year-to-Date Change in Days in Claims Payable (U)
			2012	2011
DCP - beginning of period			52.5	53.5
Components of change in DCP:
Change in unprocessed claims inventories			(0.1)	(2.3)
Change in processed claims inventories			0.3	1.4
Change in pharmacy payment cutoff			(0.1)	0.6
Change in capitation/provider settlements			(4.3)	(0.7)
All other			0.2
DCP - end of period			48.5	52.5

S-22

Humana Inc. Footnotes to Statistical Schedules and Supplementary Information 4Q12 Earnings Release

(A) The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B) The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C) The operating cost ratio is defined as operating costs as a percent of total revenues excluding investment income.
(D) LI-NET is the CMS Limited Income Newly Eligible Transition program, operated by Humana, to provide Part D prescription drug coverage for all uncovered Full Duals and SSI-only beneficiaries on a retroactive basis and all uncovered LIS eligible beneficiaries on a current basis.
(E) Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F) Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(G) Military services revenues are generally not contracted on a per-member basis.
(H) Includes premiums associated with Medicaid and the closed block of long-term care as well as services revenue.
(I) Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(J) IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(K) Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(L) Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(M) The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8(th), 16(th), and 24th of month) and the last day of the month.
(N) Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(O) The table excludes activity associated with military services benefits payable because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.
(P) Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of medical claim reserves during the quarter.
(Q) Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(R) Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(S) The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 94% of the company's fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(T) A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period.
(U) DCP fluctuates due to a number of issues, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-23

CONTACT:
Humana Inc.
Investor Relations:
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications:
Tom Noland, 502-580-3674
Tnoland@humana.com
http://www.humana.com